EXHIBIT 10.10A

                        CONFIDENTIAL TREATMENT REQUESTED
(*) Denotes information for which confidential treatment has been requested. Confidential portions omitted have been filed separately with the Commission.


                           AMENDMENT TO NEUREX/WARNER
                RESEARCH AND DEVELOPMENT COLLABORATION AGREEMENT

         Amendment dated September 25, 1996 (this "Amendment"), to the Research and Development Collaboration Agreement dated as of May 25, 1993 (the "Agreement"), between NEUREX CORPORATION, a Delaware corporation ("Neurex"), and WARNER-LAMBERT COMPANY, a Delaware corporation ("Warner").

         WHEREAS, Neurex and Warner have made promising advances in the field of neuronal-specific calcium channels under the Agreement; and

          WHEREAS,   Neurex  and  Warner  desire  to  extend  the  term  of  the
Collaboration under the Agreement;

NOW, THEREFORE, Neurex and Warner hereby agree as follows:

          1. Definitions. Capitalized terms used but not defined herein will have the meanings set forth in the Agreement. The following additional terms will have the following meanings:

         "Extended Collaboration Term" shall mean the extension of the term of the Collaboration agreed to pursuant to this Amendment, beginning on September 30, 1996 and terminating pursuant to Section 1.3 (as amended hereby).

         "R-Channel Antagonist Milestone I" shall mean a compound having the following potency and selectivity:

                  potency: [*]

                           selectivity: [*]

                           evidence of in vivo pharmacology (efficacy)

         "R-Channel Antagonist Milestone II" shall mean definition of in vivo pharmacological activity for a selective R-channel antagonist that would predict a clinical application. Such predictability must be shown by:

                  Dose-dependent efficacy in an animal disease model. Data and experimental design (dose, potency, route of administration, time course, tissue or neurochemical response) must yield convincing evidence that the relevant neuropharmacological pharmacology action is principally mediated through blockade of R-channels and supports follow-up study in the areas of neurologic and/or psychiatric disease. Demonstrated efficacy in two replicate experiments giving a p value of less than or equal to 0.05 (one-tailed t-test) for test treatment vs. control treatment in a relevant disease model.

          2. Personnel and  Resources.  The following is hereby added to Section
1.2 of the Agreement:

         "Notwithstanding the foregoing, during the Extended Collaboration Term Neurex will be obligated to maintain a minimum of 7 full-time staff devoted to cooperative discovery research in NSCC. Warner agrees to pay Neurex $1,166,662 per year in consideration for Neurex's dedication of such staff. Such amount will be payable in advance in equal installments of $291,665.50 on each October 1, January 1, April 1 and July 1 during the Extended Collaboration Term; provided, however, that the October 1, 1996 payment will instead be made on September 30, 1996. It is understood that the Collaboration Committee currently intends to focus Warner's 12 full-time staff and Neurex's 7 full-time staff on N-channel research during the Extended Collaboration Term, but it is further understood that the Collaboration Committee has the authority at its discretion at any time to refocus such staff to work on any other aspect of the Field, including R-channels."

3. R-Channel. (a) During the Extended Collaboration Term, Neurex and Warner may each independently devote resources to discovery research in areas of the Field not then actively being pursued by the Warner and Neurex staff referred to in
Section 1.2, including discovery research in R-channels. Such research will be deemed to be performed pursuant to the Collaboration. Each party agrees to report on the status of its independent research in the Field to the other party within 10 days of any material discoveries or advancements and generally at each meeting of the Collaboration Committee, and to provide the other party access to all results of such research at such other party's request.

(b) Each party will notify the other within 1 month of confirming that a compound satisfies the terms of the R-Channel Antagonist Milestone I. Within 3 months of receipt or provision of such notice, Warner will either (i) pay Neurex $1,000,000 or (ii) revoke its marketing rights to such compound and all other compounds of the same chemical class. If Warner chooses option (i), Neurex will apply reasonable efforts to achieve Milestone II, at Neurex' cost and direction; provided, however, that simultaneously with paying such $1,000,000 Warner may elect to support 5 full-time Neurex staff devoted to cooperative discovery research in R-channels (in addition to Warner's and Neurex' commitments under Section 1.2) at the rate of $166,666 each per year, payable quarterly in advance from and after the date of such election, in which case (a) the efforts of such staff, including the research, development and marketing of all compounds acting on R-channels, will become subject to the committee governance structure of
Article 2 of the Agreement and (b) Section 3(c) of this Amendment will be deleted and have no further force or effect (except that Warner would not regain any marketing rights previously revoked under such Section). If Warner chooses option (ii), Neurex may pursue development of such compound and all other compounds of the same chemical class and each such compound will be deemed a "Neurex Product" for purposes of the Agreement.

(c) Within 3 months following the date that a compound (other than one as to which Warner has previously revoked marketing rights) satisfies the terms of the R-Channel Antagonist Milestone II (as reasonably determined by Warner), Warner will either (i) pay Neurex $1,500,000 or (ii) revoke its marketing rights to such compound and all other compounds of the same chemical class. If Warner chooses option (i), Warner will thereafter support 5 full-time Neurex staff devoted to cooperative discovery research in R-channels (in addition to Warner's and Neurex' commitments under Section 1.2) at the rate of $166,666 each per year, payable quarterly in advance from and after the date of electing such option (i), and the research, development and marketing of all compounds that act on R-channels shall become subject to the committee governance structure of
Article 2 of the Agreement. If Warner chooses option (ii), Neurex may pursue development of such compound and all other compounds of the same chemical class and each such compound will be deemed a "Neurex Product" for purposes of the Agreement.

(d) Warner will not be required to make the $1,000,000 or $1,500,000 payments referred to in Sections 3(b) and 3(c) of this Amendment, respectively, more than once regardless of how many compounds satisfy either relevant milestone; provided, however, that Warner will not regain any marketing rights revoked prior to making the relevant milestone payment.

4. R-Channel Personnel and Resources. Warner will in good faith consider requests from Neurex to assist Neurex in its R-channel discovery research efforts during 1996 and 1997; provided, however, that Neurex acknowledges that Warner will have no obligation to provide any such assistance, and in no event will Warner be required to provide more than two full-time staff equivalents at any time during such period for such purpose.

5. Development Costs. Section 4.2 of the Agreement is hereby amended by (i) deleting the phrase "2/3" found twice in such Section and replacing it with the phrase "3/4" in both instances and (ii) deleting the phrase "1/3" found twice in such Section and replacing it with the phrase "1/4" in both instances. Subject to such revised cost sharing percentages, all costs to be shared under Section
4.2 of the Agreement will be governed by the guidelines set forth on June 6, 1996 for the sharing of costs under the SNX-111 License Agreement, dated May 25, 1993. A copy of such guidelines is attached hereto as Exhibit 1.

6. Co-Promotion Participation. Section 8.1 of the Agreement is hereby amended by
(i) deleting the phrase "until the end of the twelfth full calendar quarter thereafter, Neurex' Detail Percentage will not exceed 12% and thereafter will not exceed 16%" and (ii) replacing such phrase with "Neurex' Detail Percentage will not exceed 20%".

7. Term. Section 1.3 of the Agreement is hereby amended by (i) deleting the phrase "shall terminate on the third anniversary hereafter" and (ii) replacing such phrase with "shall terminate on September 29, 1999; provided, however, that Warner may terminate this Agreement in its sole discretion on September 29, 1997 or September 29, 1998, by providing written notice thereof to Neurex on or before July 31, 1997 or July 31, 1998, respectively." Furthermore, the following is added at the end of Section 1.3: "The parties agree to discuss adjustment to the size and focus of their commitment to the Collaboration during the third calendar quarter of each year of the Term of the Collaboration depending on mutually agreed research goals for the following year of the Collaboration." Upon termination or expiration of this Agreement, Neurex will promptly return a pro rata amount of any advances made by Warner under Section 1.2, based on the amount of time remaining in the relevant quarter following such termination or expiration.

8. Section 3(b) Neurex Products. Notwithstanding the terms of Section 5.4 of the Agreement, Neurex will pay Warner 4% of Net Sales as a royalty on all sales of Neurex Products that are originally designated "Neurex Products" pursuant to
Section 3(b) of this Amendment. Neurex will notify Warner promptly after filing an IND with the Food and Drug Administration relating to any Neurex Product that is originally designated a Neurex Product pursuant to Section 3(b) of this Amendment. Warner and Neurex agree, at Warner's option, to negotiate in good faith exclusively with each other for 90 days from Warner's receipt of such notice regarding a development and marketing collaboration on such Neurex Product. If the parties do not reach agreement on such a collaboration within such 90 day period, Neurex will be free to negotiate with all other parties, or pursue development and marketing of the Neurex Product by itself; provided, however, that in no event will Neurex be entitled to collaborate with any third party regarding such Neurex Product on terms that are less favorable to Neurex than those last proposed by Warner during the 90 day exclusive negotiation period.

          IN WITNESS WHEREOF, the undersigned have signed this Amendment as of the date first written above.

                                                       WARNER-LAMBERT COMPANY



                                            By:________________________________
                                              Name:
                                              Title


                                                        NEUREX CORPORATION



                                            By:________________________________
                                               Name:
                                               Title: